UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2007

NEXT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25247	95-4675095
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee 37421
(Address of Principal Executive Offices) (Zip Code)

(423) 296-8213
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

4308600_2.DOC

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On November 8, 2007, the Board of Directors of Next, Inc. (the “Company”), in accordance with the Company’s bylaws and Section 223 of the Delaware General Corporation Law, appointed and elected C.W. (Bill) Reed to serve as an additional director of the Company.  Mr. Reed accepted such appointment, and his election to the Company’s Board of Directors became effective on November 8, 2007.  Mr. Reed has been named as a member of the Management Committee of the Board of Directors.  A press release dated November 13, 2007 announcing the addition of Mr. Reed to the Company’s Board of Directors is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Company currently expects to enter into a securities purchase agreement (the “Securities Purchase Agreement”) with Mr. Reed, pursuant to which the Company would issue 2,000,000 shares of common stock and a warrant for the purchase of up to 1,087,500 shares of common stock (collectively, the “Securities”) for an aggregate offering price of $500,000 in cash.  As contemplated, the warrant would be exercisable immediately upon issuance for a term of seven years and have an exercise price equal to (i) $0.35 per share for the first five years thereof and (ii) $0.50 per share for the remaining two years thereof, subject to adjustment as provided in the warrant.  Entry into the Securities Purchase Agreement is conditioned upon, among other things, the execution of definitive documents relating to the restructuring of the Company’s relationship with its senior lender, National City Bank, in accordance with the terms of the commitment letter previously disclosed in the Form 8-K filed on November 13, 2007.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

99.1

Press Release dated November 13, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT, INC.

Date:  November 14, 2007

By:/s/ David O. Cole

David O. Cole

Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.

Exhibit Description

99.1

Press Release dated November 13, 2007.